Exhibit 99.1

Kimco Realty Corporation reports third quarter 2010 earnings and increases 2010 guidance;

Introduces preliminary 2011 guidance with six percent increase in recurring FFO

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--November 3, 2010--Kimco Realty Corporation (NYSE: KIM) today reported results for the quarter ended September 30, 2010.

Highlights for the Third Quarter:

  Announced a 12.5 percent increase to the quarterly common dividend to $0.18 per common share;
  Generated funds from operations (FFO) of $0.27 per diluted share; recurring FFO of $0.28 per diluted share;
  Reported a 2.2 percent increase in U.S. same-property net operating income (NOI) compared to the third quarter of 2009;
  Closed the quarter with occupancy of 92.7 percent in its combined shopping center portfolio and 92.3 percent in the U.S. portfolio;
  Reported positive U.S. cash-basis leasing spreads of 1.5 percent on 282 new leases, renewals and options signed totaling 0.9 million square feet;
  Transferred five unencumbered shopping centers to a joint venture with BIG Shopping Centers (TLV:BIG) for approximately $30 million;
  Acquired a shopping center in Jacksonville, Fla. for $35.6 million; and
  Issued $175 million of 6.90% cumulative redeemable preferred stock and a 4.30% $300 million 7½-year unsecured bond with net proceeds repaying approximately $440 million of debt.

Financial Results

Net income available to common shareholders for the third quarter was $17.5 million, or $0.04 per diluted share, compared to $28.3 million, or $0.07 per diluted share, for the same period in 2009. The change in net income available to common shareholders is attributable to:

  $10.8 million charge relating to early extinguishment of debt and a $1.0 million increase in preferred dividends from capital market activities in the current quarter;
  $10.6 million increase in real estate related depreciation including $4.3 million related to the joint ventures; and
  $3.3 million increase in interest expense and an aggregate of approximately $8.4 million in other miscellaneous reductions to net income.

These reductions were partially offset by:

  $16.4 million increase in NOI relating to the transfer of properties from various joint ventures to the company since the comparable period of 2009 and an improvement in property operations;
  $3.9 million increase in non-recurring income; and
  $3.0 million of gains on sale of operating properties not included in FFO.

Year-to-date, net income available to common shareholders per diluted share was $0.17 compared to a net loss available to common shareholders per diluted share of $0.27 through September 30, 2009. In addition, comparable earnings per diluted share were lower by $0.03 for the nine months ended September 30, 2010 as a result of the company’s common share offerings of 134 million shares in 2009.

Funds from operations (FFO), a widely accepted supplemental measure of REIT performance, were $110.5 million, or $0.27 per diluted share, for the third quarter of 2010 compared to $112.5 million, or $0.30 per diluted share, in the same period a year ago. Recurring FFO, which excludes the effects of non-cash impairments of $0.8 million, early extinguishment of debt $10.8 million and non-recurring income of $7.6 million, were $114.5 million, or $0.28 per diluted share, for third quarter 2010. This compares to recurring FFO of $110.8 million, or $0.29 per diluted share, excluding non-cash impairments and non-recurring income of $2.0 million and $3.7 million, respectively, in the same quarter of the prior year. In addition, comparable FFO per diluted share were lower by $0.02 for three months ended September 30, 2010 as a result of the company’s common share offerings of 134 million shares in 2009.

Year-to-date, FFO were $342.1 million, or $0.84 per diluted share, compared to $167.6 million, or $0.49 per diluted share, through September 2009. Comparable FFO per diluted share were lower by $0.17 for the nine months ended September 30, 2010 as a result of the company’s common share offerings of 134 million shares in 2009. A reconciliation of net income to FFO is provided in the attached tables.

Core Business Operations

Shopping Center Portfolio

Third quarter 2010 shopping center portfolio operating results:

  U.S. same-property NOI (cash-basis, excluding lease termination fees and including charges for bad debts) increased 2.2 percent from the same period in 2009. This represents continued improvement in same-property NOI and the highest increase since the third quarter 2008;
  Occupancy in the combined shopping center portfolio was 92.7 percent, an increase of 30 basis points over third quarter 2009;
  Occupancy in the U.S. shopping center portfolio was 92.3 percent, an increase of 40 basis points over third quarter 2009;
  U.S. cash-basis leasing spreads increased 1.5 percent, representing an improvement sequentially and over the trailing four quarters. Spreads on new leases decreased 3.4 percent and renewals/options increased 2.9 percent; and
  Total leases executed in the combined shopping center portfolio: 637 new leases, renewals and options signed totaling 1.6 million square feet.

Third quarter 2010 U.S. occupancy results include positive net absorption of 10 basis points as well as the negative impact relating to the inclusion of three former development properties pending stabilization. Excluding these three projects, occupancy in the U.S. shopping center portfolio would increase 10 basis points to 92.4 percent for the quarter ended September 30, 2010.

During the quarter, the company acquired Riverplace Shopping Center, a 257,000 square feet unencumbered shopping center located in Jacksonville, Fla. for $35.6 million. This center is 95.6% occupied and is anchored by a Stein Mart, TJ Maxx and Sears.

Kimco disposed of five consolidated non-strategic shopping center properties during the quarter for a total of $97.9 million including $81.0 million of mortgage debt. These properties, which totaled 990,000 square feet, include three properties in Ohio and one each in Ariz. and Mich.

Kimco’s shopping center portfolio includes 936 operating properties, comprising 812 assets in the United States and Puerto Rico, 63 in Canada, 48 in Mexico and 13 in South America. The operating portfolio includes 21 former development properties that are approximately 75 percent leased and not included in the company’s occupancy until the earlier of (i) reaching 90 percent leased or (ii) one year following the projects inclusion in operating real estate (two years for Latin America). Additionally, the company has seven development properties and five completed projects pending stabilization. The remaining development properties consist of two assets in the United States, three in Mexico and two in South America.

Investment Management and Other Joint Venture Programs

During the third quarter, the company and BIG acquired five unencumbered properties from the Prudential Real Estate Investors joint ventures for approximately $30.0 million. This portfolio, which totals approximately 508,000 square feet, includes three centers in California and two in Nevada. Kimco holds a 50.1% ownership interest in this joint venture in addition to serving as the operating partner.

In the third quarter, the company converted a Canadian retail preferred equity investment into a traditional pari-passu joint venture and sold 50% of its ownership interest to an indirect wholly-owned subsidiary of Sun Life Financial, a leading international financial services company headquartered in Toronto, Canada, for $29.4 million. The 680,000 square feet grocery-anchored power center, which is located in Quebec, is anchored by Sobey’s, Zellers, Future Shop, Toys R’Us and The Brick Warehouse.

Additionally during the third quarter, the company and its Canadian preferred equity partner, Anthem Properties, converted a twelve retail property portfolio into a traditional pari-passu joint venture in which Kimco owns a 67% interest. This portfolio, which totals approximately 1.2 million square feet, is primarily grocery-anchored and includes nine properties in British Columbia and three in Alberta.

During the third quarter 2010, the company realized fee income of $9.1 million from its investment management business. This includes $8.0 million in management fees, $0.1 million in acquisition fees and $1.0 million in other ongoing fees.

At quarter-end, the company had a total of 286 properties in its investment management program with 24 institutional partners and 156 properties in other joint ventures.

Structured Investments and Non-Retail Assets

During the quarter, the company recognized $26.3 million of income related to its structured investments and other non-retail assets, of which $19.5 million was recurring. The recurring income was primarily attributable to $7.3 million from preferred equity investments and $6.5 million from non-retail joint ventures including Westmont Hospitality and $4.8 million from interest, dividends and other investment income.

In the third quarter, the company sold its interest in the Hyatt Cancun to Westmont Hospitality Group for $2.0 million including the assumption of $23.4 million of mortgage debt.

As previously noted, Kimco converted the interest in two Canadian retail preferred equity investments into traditional pari-passu joint ventures during the third quarter. In addition, the company sold or transferred interests in four preferred equity investments. The company reduced its total preferred equity investments by approximately $92.7 million and recognized non-recurring income of $5.3 million, net of tax, during the quarter as a result of these activities.

Since the beginning of the year, the company has monetized approximately $59.6 million of its non-retail assets and other structured investments including $7.2 million in the third quarter. The majority of these investments were from the sale of the company’s urban portfolio properties, marketable securities and the repayment of mortgage financing receivables.

Dividend and Capital Structure

In August, the company completed the offering of 7,000,000 depositary shares, each representing a 1/100 fractional interest in a share of the company's 6.90% Class H Cumulative Redeemable Preferred Stock, $1.00 par value per share. These depositary shares, priced at $25.00, entitle holders to a 6.90% cumulative dividend or $1.725 per annum, are not convertible into common stock and are redeemable at par at the option of the company on and after August 30, 2015. The net proceeds of approximately $169.7 million were primarily used to repay five mortgage loans in the aggregate principal amount of approximately $150.1 million with interest rates from 6.75% to 7.87% per annum and with maturities from May 2011 to April 2013.

During the quarter, the company issued $300 million of 7½-year unsecured senior notes due 2018 at a coupon of 4.30% per annum. The net proceeds of approximately $297.1 million were primarily used to repay a $25 million 7.30% medium term note that matured in September 2010 and prepay two medium term notes totaling $250 million that were scheduled to mature in 2011.

In connection with the prepayment of these mortgage loans and unsecured notes, the company recognized a charge for the early extinguishment of debt of $10.8 million or $0.03 per diluted share of FFO.

During the third quarter, Moody’s Investor Services affirmed Kimco’s Baa1 senior debt rating and revised its outlook to stable for the company. Additionally, Fitch Ratings assigned Kimco an initial credit rating of BBB+ and a stable outlook.

For the quarter ended September 30, 2010, the company maintains access to approximately $1.5 billion of immediate liquidity under its two credit facilities ($1.5 billion U.S. revolving credit facility and its CAD $250 million Canadian revolving credit facility).

As previously announced, Kimco’s Board of Directors increased its quarterly cash dividend to $0.18 per common share, payable on January 18, 2011 to shareholders of record on January 3, 2011, representing an ex-dividend date of December 30, 2010.

2010 Guidance Update and 2011 Initial Guidance

The company remains committed to its core business objectives:

  Increasing shareholder value through the ownership, management and selective acquisition of neighborhood and community shopping centers;
  Continue lease-up of its Latin America portfolio;
  Actively engaging in the disposition of its non-retail and non-strategic retail assets; and
  Strengthening its balance sheet with a long-term focus on reducing its leverage levels and employing a conservative capital mix.

2010 Guidance Update:

The company is revising its guidance range of FFO for the full year 2010 as follows:

  Recurring FFO: $1.11 - $1.13 per diluted share;
  FFO including non-recurring transactions and charges for debt extinguishment and before non-cash impairments: $1.17 – $1.19 per diluted share (Previous full year 2010 guidance: $1.14 - $1.18 per diluted share)

2011 Initial Guidance:

The company’s preliminary 2011 FFO guidance range, which does not include any estimate for non-recurring activities or impairments:

  Recurring FFO: $1.17 - $1.21 per diluted share

Conference Call and Supplemental Materials

The company will hold its quarterly conference call on Thursday, November 4 at 9:00 a.m. Eastern Time. The call will include a review of the company’s third quarter 2010 performance as well as a discussion of the company’s strategy and expectations for the future.

To participate, dial 1-888-708-5678. A replay will be available for one week by dialing 1-888-203-1112; the Conference ID will be 1523431. Access to the live call and replay will be available through the company's website at www.kimcorealty.com under “Investor Relations: Presentations.”

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates North America’s largest portfolio of neighborhood and community shopping centers. As of September 30, 2010, the company owned interests in 948 shopping centers comprising 137 million square feet of leasable space across 44 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years. For further information, visit the company's web site at www.kimcorealty.com.

Safe Harbor Statement

The statements in this release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt, or other sources of financing or refinancing on favorable terms, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) the availability of suitable acquisition opportunities, (viii) valuation of joint venture investments, (ix) valuation of marketable securities and other investments, (x) increases in operating costs, (xi) changes in the dividend policy for our common stock, (xii) the reduction in our income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, and (xiii) impairment charges. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2009. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2009, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

KIMCO REALTY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share information)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2010		2009		2010		2009

Revenues from Rental Properties	$210,520		$190,092		$634,959		$570,284

Rental Property Expenses:
Rent	3,505		3,617		10,775		10,151
Real Estate Taxes	30,194		28,633		89,568		79,941
Operating and Maintenance	27,961		25,358		88,130		80,070
	61,660		57,608		188,473		170,162

Net Operating Income	148,860		132,484		446,486		400,122

Income from Other Real Estate Investments	15,316		9,288		32,717		26,904
Mortgage Financing Income	2,486		3,747		7,526		11,619
Management and Other Fee Income	9,082		10,166		30,343		30,361
Depreciation and Amortization	(60,923)		(55,379)		(176,183)		(167,346)
	114,821		100,306		340,889		301,660

Interest, Dividends and Other Investment Income	4,552		9,236		15,833		22,371
Other (Expense) / Income, Net	(3,854)		4,382		(12,327)		464

Interest Expense	(57,795)		(54,530)		(171,607)		(151,935)
General and Administrative Expenses	(28,463)		(27,937)		(83,035)		(83,349)
Early Extinguishment of Debt Charges	(10,811)		-		(10,811)		-
	18,450		31,457		78,942		89,211

Gain on Sale of Development Properties	336		1,073		2,130		3,476

Impairments:
Property Carrying Values	-		-		(1,900)		(38,800)
Investments in Other Real Estate Investments	-		-		(5,994)		(40,602)
Marketable Equity Securities and Other Investments	(657)		-		(1,163)		(29,573)
Investments in Real Estate Joint Ventures	-		-		-		(26,896)

Benefit for Income Taxes	377		691		6,342		2,208

Equity in Income of Joint Ventures, Net	14,056		8,946		34,697		3,317

Income / (Loss) from Continuing Operations	32,562		42,167		113,054		(37,659)

Discontinued Operations:
(Loss) / Income from Discontinued Operating Properties, Net of Tax	(940)		971		1,280		2,038
Impairment/Loss on Operating Properties Held for Sale/Sold, Net of Tax	(337)		-		(3,440)		(13,300)
Gain on Disposition of Operating Properties, Net of Tax	1,704		18		1,704		421
Income / (Loss) from Discontinued Operations	427		989		(456)		(10,841)

Gain/Loss on Transfer of Operating Properties (1)	-		-		(57)		26
Gain/Loss on Sale of Operating Properties (1)	-		489		2,434		2,044
	-		489		2,377		2,070

Net Income / (Loss)	32,989		43,645		114,975		(46,430)

Net Income Attributable to Noncontrolling Interests (1)	(2,656)		(3,537)		(9,196)		(9,689)

Net Income / (Loss) Attributable to the Company	30,333		40,108		105,779		(56,119)

Preferred Dividends	(12,862)		(11,822)		(36,505)		(35,466)

Net Income / (Loss) Available to the Company's Common Shareholders	$17,471		$28,286		$69,274		$(91,585)

Per Common Share:
Income / (Loss) from Continuing Operations:
Basic	$0.04		$0.07		$0.17		$(0.24)
Diluted	$0.04	(2)	$0.07	(2)	$0.17	(2)	$(0.24)	(2)
Net Income / (Loss):
Basic	$0.04		$0.07		$0.17		$(0.27)
Diluted	$0.04	(2)	$0.07	(2)	$0.17	(2)	$(0.27)	(2)

Weighted Average Shares:
Basic	405,854		376,559		405,709		339,018
Diluted	406,253		378,127		406,076		339,018
(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.

(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period.
The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.

KIMCO REALTY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	September 30,	December 31,
	2010	2009
Assets:
Operating Real Estate, Net of Accumulated Depreciation
of $1,495,052 and $1,343,148, Respectively	$6,628,972	$7,073,408
Investments and Advances in Real Estate Joint Ventures	1,341,432	1,103,625
Real Estate Under Development	394,486	465,785
Other Real Estate Investments	447,771	553,244
Mortgages and Other Financing Receivables	110,791	131,332
Cash and Cash Equivalents	158,116	122,058
Marketable Securities	236,930	209,593
Accounts and Notes Receivable	126,542	113,610
Other Assets	369,468	389,550
Total Assets	$9,814,508	$10,162,205

Liabilities:
Notes Payable	$2,992,051	$3,000,303
Mortgages Payable	1,015,917	1,388,259
Construction Loans Payable	29,509	45,821
Dividends Payable	77,812	76,707
Other Liabilities	438,572	432,833
Total Liabilities	4,553,861	4,943,923
Redeemable Noncontrolling Interests	95,029	100,304

Stockholders' Equity:
Preferred Stock, $1.00 Par Value, Authorized 3,092,000 Shares
Class F Preferred Stock, $1.00 Par Value, Authorized 700,000 Shares
Issued and Outstanding 700,000 Shares	700	700
Aggregate Liquidation Preference $175,000
Class G Preferred Stock, $1.00 Par Value, Authorized 184,000 Shares
Issued and Outstanding 184,000 Shares	184	184
Aggregate Liquidation Preference $460,000
Class H Preferred Stock, $1.00 Par Value, Authorized 70,000 Shares
Issued and Outstanding 70,000 Shares	70	-
Aggregate Liquidation Preference $175,000
Common Stock, $.01 Par Value, Authorized 750,000,000 Shares
Issued and Outstanding 405,940,556, and 405,532,566
Shares, Respectively	4,059	4,055
Paid-In Capital	5,460,974	5,283,204
Cumulative Distributions in Excess of Net Income	(464,256)	(338,738)
	5,001,731	4,949,405
Accumulated Other Comprehensive Income	(59,403)	(96,432)
Total Stockholders' Equity	4,942,328	4,852,973
Noncontrolling Interests	223,290	265,005
Total Equity	5,165,618	5,117,978
Total Liabilities and Equity	$9,814,508	$10,162,205

KIMCO REALTY CORPORATION AND SUBSIDIARIES
Reconciliation of Certain Non-GAAP Financial Measures
(in thousands, except share information)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2010		2009		2010		2009
Net Income / (Loss)	$32,989		$43,645		$114,975		$(46,430)
Net Income Attributable to Noncontrolling Interests	(2,656)		(3,537)		(9,196)		(9,689)
Gain on Disposition of Operating Prop., Net of Tax	(1,704)		(618)		(4,145)		(2,602)
Gain on Disposition of Joint Venture Operating Properties	(1,906)		-		(4,674)		-
Depreciation and Amortization	61,183		54,870		183,100		165,753
Depr. and Amort. - Real Estate JV's, Net of Noncontrolling Interests	37,162		32,845		100,984		100,664
Unrealized Remeasurement of Derivative Instrument	(1,657)		(2,830)		(2,419)		(4,591)
Preferred Stock Dividends	(12,862)		(11,822)		(36,505)		(35,466)
Funds From Operations	$110,549		$112,553		$342,120		$167,639

Non-Cash Impairments Recognized, Net of Tax	797		2,011		28,188		178,498
Funds From Operations Before Non-Cash Impairments, Net of Tax	111,346		114,564		370,308		346,137
Non-Recurring Income	(7,657)		(3,727)		(35,358)		(10,625)
Early Extinguishment of Debt	10,811		-		10,811		-
Recurring Funds From Operations	$114,500		$110,837		$345,761		$335,512

Weighted Average Shares Outstanding for FFO Calculations:
Basic	405,854		376,559		405,709		339,018
Units	1,538		1,557		1,544		723
Dilutive Effect of Options	399		86		367		87
Diluted	407,791	(1)	378,202	(1)	407,620	(1)	339,828	(1)

FFO Per Common Share - Basic	$0.27		$0.30		$0.84		$0.49
FFO Per Common Share - Diluted	$0.27	(1)	$0.30	(1)	$0.84	(1)	$0.49	(1)
Recurring FFO Per Common Share - Diluted	$0.28	(1)	$0.29	(1)	$0.85	(1)	$0.99	(1)

(1)

Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $224 and $90 for the three months ended September 30, 2010 and 2009, respectively. Funds from operations would be increased by $672 and $324 for the nine months ended September 30, 2010 and 2009, respectively.

Reconciliation of Projected Diluted Net Income Per Common Share to Projected Diluted Funds From Operations Per
Common Share
(unaudited)

	Projected Range		Projected Range
	Full Year 2010		Full Year 2011
	Low	High	Low	High
Projected diluted net income available to common
shareholder per share	$0.20	$0.22	$0.24	$0.28

Unrealized remeasurement of derivative instrument	(0.01)	(0.02)	-	-

Projected depreciation & amortization	0.60	0.61	0.59	0.61

Projected depreciation & amortization real estate
joint ventures, net of non-controlling interests	0.34	0.35	0.36	0.38

Gain on disposition of operating properties	(0.01)	(0.02)	(0.01)	(0.03)

Gain on disposition of joint venture operating properties,
net of non-controlling interests	(0.02)	(0.02)	(0.01)	(0.03)

Projected FFO per diluted common share	$1.10	$1.12	$1.17	$1.21

Non-cash impairments	0.07	0.07	-	-

Projected FFO per diluted common share before impairments	$1.17	$1.19	$1.17	$1.21

Non-recurring Income	(0.09)	(0.09)	-	-

Early extinguishment of debt	0.03	0.03	-	-

Projected Recurring FFO per diluted common share	$1.11	$1.13	$1.17	$1.21

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corporation
David F. Bujnicki, 1-866-831-4297
senior director, investor relations